Exhibit 99.26(n)

Consent of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder of

Securian Life Insurance Company and

Policy Owners of Securian Life Variable Universal Life Account:

We consent to the use of our report dated March 24, 2014, with respect to the consolidated financial statements and supplementary schedules of Securian Life Insurance Company and subsidiaries and our report dated March 31, 2014 on the financial statements of Securian Life Variable Universal Life Account included herein and to the references to our firm as experts under the heading “FINANCIAL STATEMENTS” in Part B of the Registration Statement.

/s/ KPMG LLP

Minneapolis, MN

April 24, 2014